Investor and Media Contact Steven P. Eschbach, CFA (203) 825-6000 seschbach@fce.com

Exhibit 99.1

FINAL DRAFT

FuelCell Energy Reports Third Quarter 2005 Results and Accomplishments

2005 Energy Policy Act, Renewable Portfolio Standards in New York and Connecticut, and development in target markets in California and Asia strengthen sales opportunities and enhance execution of business strategy

Enbridge and Air Products agreements open up new markets for ultra-clean Direct FuelCell® (DFC®) power plants

DANBURY, Conn. -- August 29, 2005 -- FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of ultra-clean, electric power generation plants for commercial and industrial customers, today reported results and accomplishments for the Company’s third quarter and nine months ended July 31, 2005.

Financial Results

FuelCell Energy reported a net loss to common shareholders for the third quarter of fiscal 2005 of $18.6 million or $0.38 per basic and diluted share, compared to $19.2 million or $0.40 per basic and diluted share in the same period of the previous year.

Cash, cash equivalents and investments (U.S. Treasuries) as of July 31, 2005 totaled $191.5 million. Cash used in the quarter was approximately $20.5 million, including capital expenditures of $3.8 million and cash dividends of approximately $1.5 million on convertible preferred stock. Capital expenditures included approximately $3.3 million for plants being built for power purchase agreements. Depreciation expense for the three-month period ended July 31, 2005 was $2.1 million.

FuelCell Energy’s consolidated revenue for the third quarter of fiscal 2005 was $8.7 million compared to $8.1 million for the third quarter of fiscal 2004. Components of revenue and costs were as follows:

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Fuel cell product sales and revenues increased to $4.9 million for the third quarter of fiscal 2005 compared to $3.6 million in the same period of a year ago. Product sales and revenue included sales primarily to Marubeni Corp., Caterpillar, LOGANEnergy and MTU. The Company’s product backlog, including long-term service agreements, as of July 31, 2005 totaled approximately $23.3 million compared to $25.4 million on the same date a year ago.

Cost of product sales and revenues were $13.8 million and $9.7 million in the quarters ended July 31, 2005 and 2004, respectively. The ratio of costs to product sales and revenue increased slightly to 2.8-to-1 for the third quarter of Fiscal 2005 from 2.7-to-1 of the same period a year ago. The cost ratio for the quarter was impacted by higher costs related to the manufacture of power plants for power purchase agreements.

FuelCell Energy Reports Third Quarter 2005 Results and Accomplishments	Page 2

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Research and development contract revenue was $3.9 million for the third quarter of 2005 compared to $4.4 million reported in the same period last year. Research and development contract revenues were lower with the completion of the Product Design Improvement and Bath Iron Works contracts, and lower revenues on the Clean Coal and U.S. Navy contracts. Revenue for the quarter was primarily related to solid oxide fuel cell (SOFC) development under the U.S. Department of Energy’s (DOE’s) Solid State Energy Conversion Alliance Program and combined cycle Direct FuelCell/Turbine® development under DOE’s Vision 21 program. As of July 31, 2005, the Company’s research and development sales backlog totaled approximately $19.2 million of which Congress has authorized funding of $15.1 million, compared to $19.5 million ($13.5 million funded) as of July 31, 2004.

Research and development contract costs were $3.7 million for the third quarter of 2005, compared to $7.4 million reported in the same period last year. The ratio of research and development costs to revenue improved to 0.95-to-1 for the third quarter of fiscal 2005 from 1.7-to-1 for the same quarter a year ago due to substantial completion of the Clean Coal and King County contracts that had significant cost share commitments.

Administrative and selling expenses were $4.0 million for the quarter ended July 31, 2005 compared to $3.4 million in the same period of the prior year. The increase is due to higher proposal activity for projects and higher administrative costs related to Sarbanes-Oxley Act compliance. Research and development expenses for the quarter ended July 31, 2005, were $5.7 million compared to $6.7 million for the same period of the prior year. The decline in research and development expenses is due to the elimination of Canadian SOFC expenses partially off-set by higher DFC product development costs.

Loss from equity investments was $0.5 million for the quarter ended July 31, 2005 and is attributable to the Company’s 42 percent ownership interest in Versa Power Systems, Inc. Interest and other income, net was $2.0 million for the quarter ended July 31, 2005 compared to $0.4 million in the same period of the prior year. The increase is due to higher yields on higher cash and investment balances and state research and development tax credits totaling $0.5 million.

For the nine months ended July 31, 2005, FuelCell Energy reported a total net loss to common shareholders of $54.7 million or $1.14 per basic and diluted share, including net loss from discontinued operations of $1.3 million or $0.03 per basic and diluted share. This is an improvement over a net loss of $66.4 million, or $1.39 per basic and diluted share, including net income from discontinued operations of $0.8 million or $0.02 per basic and diluted share, during the nine months ended July 31, 2004. Adjusted Net Loss to common shareholders and Adjusted Basic and Diluted Loss Per Share were $54.2 million and $1.13 per share, respectively, for the nine months ended July 31, 2004 (see reconciliation chart included in the financial tables).

FuelCell Energy Reports Third Quarter 2005 Results and Accomplishments	Page 3

Quarterly Highlights

“We continue to make significant progress executing our business plan to develop repeatable business in our key target markets, reduce product costs, meet customer expectations and manage cash consistent with this strategy,” said Jerry D. Leitman, FuelCell Energy’s Chairman and CEO. “The Energy Policy Act of 2005 provides new tax incentives that effectively reduce the cost of our DFC power plants. Additionally, our new multi-megawatt product for natural gas pipeline applications that we are developing with Enbridge opens up a new market for our ultra-clean DFC products.”

2005 Energy Policy Act Expected to Increase DFC Power Plant Sales

The 2005 Energy Policy Act was signed into law on August 8, 2005 and creates a 30 percent investment tax credit -- up to $1,000 per kilowatt -- for the purchase of fuel cell power plants. The purpose of the Act is to incentivize end-users to buy ultra-clean distributed energy. Fuel cells can provide 24/7, firm power that establishes a level playing field for funding in relation to the intermittent power alternatives such as wind and solar. FuelCell Energy estimates that this tax credit -- up to $1 million per megawatt (MW) of generation -- will increase sales of its DFC power plants. In addition, the Act includes authorizations of approximately $4 billion over the next five years for R&D and demonstrations around fuel cell and hydrogen initiatives.

Near Term Opportunities Growing in States with Renewable Portfolio Standards

Currently 19 states are establishing Renewable Portfolio Standards (RPS) to mandate that utilities provide a certain amount of electricity from clean energy sources such as fuel cells, solar or wind. Two of these states -- Connecticut and New York -- have issued requests for proposals in accordance with these mandates. To date, FuelCell Energy has submitted bids for 14 megawatts (MW) of fuel cell projects and is developing additional large project proposals for submission in later phases. The Company estimates the near-term opportunity for MW-class DFC power plants in these two states to be 30-40 MW. According to a recent Primen/EPRI Solutions report, the RPS potential in the six states that qualify fuel cell power plants today on natural gas as renewable -- California, Connecticut, Hawaii, Maine, New York and Pennsylvania -- is more than 10,000 MW by 2010.

Enbridge and FuelCell Energy to Develop MW Product for Natural Gas Pipeline Market

FuelCell Energy and Enbridge Inc. entered into an exclusive product development and distribution agreement for a new ultra-clean megawatt product, the Direct FuelCell—Energy Recovery Generation™ (DFC—ERG™) specifically designed for natural gas pipeline applications. The DFC—ERG is a combined-cycle generation system that combines a DFC power plant and a gas turbine for natural gas pipeline letdown stations with an electrical efficiency of approximately 60 percent. Enbridge and FuelCell Energy estimate the near-term potential for this new application in California, the Northeastern U.S. and Ontario, Canada to be greater than 250 MW.

FuelCell Energy Reports Third Quarter 2005 Results and Accomplishments	Page 4

Contract with Air Products Provides Opportunity for DFC/Hydrogen Energy Station Product

Air Products awarded a sub-contract to FuelCell Energy under a U.S. Department of Energy (DOE) Cooperative Agreement to evaluate, design and demonstrate a next-generation Hydrogen Energy Station (HES). The HES will build upon FuelCell Energy’s DFC power plants and Air Products’ advanced separation technologies. The HES is directed toward co-producing hydrogen for vehicle refueling as well as electrical power and heat from a single system. Each HES is designed to provide up to 250 kW of electricity, sufficient to provide the base load power requirements of a 300-room suburban hotel, and, depending on the size of the fuel cell-powered vehicles and miles they are driven, sufficient hydrogen to support up to 400 cars. The HES offers high efficiency, being able to recover up to 80-85 percent of the energy entering the system with virtually no air pollution.

Execution of Business Strategy

During the third quarter of fiscal 2005, FuelCell Energy further executed its business strategy, continuing to meet the target of 20 to 25 percent annual cost reduction, while improving ongoing fleet availability of 40 DFC power plant installations worldwide and meeting customer expectations for product performance.

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Annual cost reduction of 20-25 percent on target. FuelCell Energy introduced its new 250-kW DFC power plant, the DFC300MA™, which reflects a 25 percent cost-reduction from approximately $8,000/kW to $6,000/kW. The modular design, with separate skids for the fuel cell module, mechanical balance of plant (BOP) and electrical BOP, is expected to enhance serviceability due to greater accessibility for each component, as well as reduce cost. Additionally, FuelCell Energy is on target to meet its cost objective for its sub-megawatt product by the end of calendar year 2005. After cost-out initiatives are verified on the sub-megawatt product, then similar initiatives will extend to the MW product.

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DFC300MA testing and verification on track. Balance of plant testing and verification on the DFC300MA has been completed with successful results and this new sub-megawatt design has been released for production for customer shipments. Ongoing testing is being performed to certify it to CSA International for product safety and the California Air Resources Board for its stringent distributed generation emissions standards for 2007.

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Fleet availability meeting customer expectations. From January 2003 through July 2005, FuelCell Energy’s DFC power plants worldwide at customer sites logged more than 78 million kWh of electricity generated compared to approximately 45 million kWh reported 12 months earlier. Through the end of the third quarter, availability of power plants in the field increased to approximately 90 percent and the Company continues to move towards its target of 95 percent.

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Booked orders in U.S. and Europe. During the quarter, FuelCell Energy orders included: 500 kW to its European distribution partner, MTU CFC Solutions, GmbH; 500 kilowatts for TST Inc. in Fontana, Calif., through Alliance Power; a 250-kW DFC300A power plant for the State University of New York’s College of Environmental Science and Forestry (SUNY—ESF) through Caterpillar; and a 250-kW DFC300MA power plant for the U.S. Marine Corps Air Ground Combat Center at Twentynine Palms, Calif., through LOGANEnergy.

FuelCell Energy Reports Third Quarter 2005 Results and Accomplishments	Page 5

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Delivered DFC power plants and announced sitings worldwide. Shipments during the quarter included: 1 MW for the Sheraton San Diego Hotel and Marina (Alliance Power) in California; 250 kW for MTU; 250 kW for Pepperidge Farm (PPL Energy Plus) in Connecticut; 250 kW for POSCO (Marubeni); and 250 kW for SUNY—ESF (Caterpillar). In addition to these shipments, the Company announced the siting of a 250-kW DFC300A for the Kyoto Eco Energy Project in Japan (Marubeni) and RWE Fuel Cells, GmbH, joint venture partner of MTU, announced the operation of a 250-kW fuel cell power plant for Festo, GmbH, St. Ingbert/Saarland, Germany, the first carbonate fuel cell power plant for the automation industry in Europe.

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Dedicated first MW DFC power plant in California. In support of California’s goal to reduce congestion on its power grid while significantly reducing air emissions, FuelCell Energy dedicated a 1 MW DFC power plant at the Sierra Nevada Brewing Co., with California’s Governor delivering the keynote address. This plant is one of four installations in California totaling 3 MW by Alliance Power. Currently, the Company has 3.5 MW of DFC power plants installed at customer sites in the state, which will increase to 5.25 MW during the next 12 months as units from backlog are shipped and installed. Existing California installations include 750 kW for the Los Angeles Department of Water and Power and 250 kW for the Sanitation Districts of Los Angeles County (through Caterpillar). Two more California installations are expected to ship by mid-2006, 1 MW for the Santa Rita Correctional Facility in Dublin and 250 kW for the San Francisco Mail and Processing Center (both through Chevron Energy Solutions).

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Dedicated first DFC power plant in New York City. Starwood Resorts’ flagship property, the Sheraton New York Hotel and Towers in midtown Manhattan, is one of four Starwood hotels that have installed DFC power plants for base load electricity and hot water needs while providing energy cost savings compared to the grid. This DFC power plant provides a portion of the facility’s base load power and is designed to run grid-independent to provide continuous electricity for a portion of the 1,750-room urban hotel during blackouts. This is the eighth DFC power plant installation through distributor PPL Energy Plus.

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DFC technology acceptance leading to larger installations. Since commencing operation of its first MW plant at King County in 2004, orders for installations greater than 250-kW are occurring with more frequency. Larger orders include TST Inc. and the Santa Barbara wastewater treatment facility that generates 500 kW, as well as the Sierra Nevada Brewing Co., the Sheraton San Diego Hotel & Marina and the Santa Rita Correctional Facility, which are MW power plants. FuelCell Energy expects this trend to continue, especially in regions where RPS mandates require installations greater than 1 MW.

Conference Call Information

A conference call is scheduled for 10:00 A.M. EDT on August 30, 2005 to review results and discuss the Company's outlook. Listeners can gain access to the call live over the Internet by clicking on the web cast link on the Company's homepage at http://www.fuelcellenergy.com. A playback version will be available for seven days after the call by calling 800-642-1687 for the U.S./Canada and 706-645-9291 for international. The confirmation number is 8938637.

FuelCell Energy Reports Third Quarter 2005 Results and Accomplishments	Page 6

About FuelCell Energy

FuelCell Energy develops and markets ultra-clean power plants that generate electricity with up to twice the efficiency of conventional fossil fuel plants and with virtually no air pollution. Fuel cells produce base load electricity where commercial and industrial customers face cost, reliability, security or environmental issues with their existing energy supplies. Emerging state, federal and international regulations to reduce harmful greenhouse gas emissions consider fuel cell power plants in the same environmentally friendly category as wind and solar energy sources -- with the added advantages of running 24 hours a day and the capacity to be installed where wind turbines or solar panels often cannot. Headquartered in Danbury, Conn., FuelCell Energy services over 40 power plant sites around the globe that have generated more than 78 million kilowatt hours, and conducts R&D on next-generation fuel cell technologies to meet the world’s ever-increasing demand for ultra-clean distributed energy. For more information on the Company, its products and its worldwide commercial distribution alliances, please see www.fuelcellenergy.com.

Direct FuelCell, DFC and DFC/Turbine are registered trademarks of FuelCell Energy, Inc. All other trademarks are the property of their respective owners. The Company’s sub-megawatt DFC fuel cell power plant is a collaborative effort combining its Direct FuelCell technology with a Hot Module® balance of plant design from MTU CFC Solutions, GmbH, a subsidiary of DaimlerChrysler.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

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FuelCell Energy Reports Third Quarter 2005 Results and Accomplishments	Page 7

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2005	2004
Revenues:
Product sales and revenues	$4,877	$3,646
Research and development contracts	3,865	4,422
Total revenues	8,742	8,068

Costs and expenses:
Cost of product sales and revenues	13,827	9,740
Cost of research and development contracts	3,665	7,436
Administrative and selling expenses	4,049	3,448
Research and development expenses	5,732	6,670
Total costs and expenses	27,273	27,294

Loss from operations	(18,531)	(19,226)

License fee income, net	69	68
Interest expense	(6)	(32)
Loss from equity investments	(510)	—
Interest and other income, net	1,976	357

Net loss from continuing operations before provision for income taxes	$(17,002)	$(18,833)

Provision for income taxes	—	—

Net loss from continuing operations	$(17,002)	$(18,833)

Discontinued operations, net of tax	—	(95)

Net loss	$(17,002)	$(18,928)

Preferred stock dividends	(1,576)	(231)

Net loss to common shareholders	$(18,578)	$(19,159)

Loss per share basic and diluted:
Continuing operations	$(0.38)	$(0.40)
Discontinued operations	—	—
Net loss to common shareholders	$(0.38)	$(0.40)
Basic and diluted weighted average shares outstanding	48,275,315	48,097,321

FuelCell Energy Reports Third Quarter 2005 Results and Accomplishments	Page 8

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2005	2004
Revenues:
Product sales and revenues	$13,257	$7,598
Research and development contracts	9,153	14,913
Total revenues	22,410	22,511

Costs and expenses:
Cost of product sales and revenues	38,138	26,930
Cost of research and development contracts	9,095	21,882
Administrative and selling expenses	10,793	10,872
Research and development expenses	16,244	18,982
Purchased in-process research and development	—	12,200
Total costs and expenses	74,270	90,866

Loss from operations	(51,860)	(68,355)

License fee income, net	172	204
Interest expense	(79)	(92)
Loss from equity investments	(1,185)	—
Interest and other income, net	3,947	1,738

Net loss from continuing operations before provision for income taxes	$(49,005)	$(66,505)

Provision for income taxes	—	—

Net loss from continuing operations	$(49,005)	$(66,505)

Discontinued operations, net of tax	(1,252)	846

Net loss	$(50,257)	$(65,659)

Preferred stock dividends	(4,491)	(702)

Net loss to common shareholders	$(54,748)	$(66,361)

Income (loss) per share basic and diluted:
Continuing operations	$(1.11)	$(1.41)
Discontinued operations	(0.03)	0.02
Net loss to common shareholders	$(1.14)	$(1.39)
Basic and diluted weighted average shares outstanding	48,205,160	47,874,599

FuelCell Energy Reports Third Quarter 2005 Results and Accomplishments	Page 9

 FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	July 31, 2005 (Unaudited)	October 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$16,814	$45,759
Investments: U.S. treasury securities	162,336	106,636
Accounts receivable, net	12,799	7,599
Inventories, net	13,267	14,619
Other current assets, net	5,467	4,253
Total current assets	210,683	178,866

Property, plant and equipment, net	45,224	42,254
Investments: long-term U.S. treasury securities	12,312	—
Assets held for sale	—	12,344
Equity investments	12,840	2,125
Other assets, net	571	921
Total assets	$281,630	$236,510

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$565	$539
Accounts payable	7,181	9,526
Accrued liabilities	6,106	5,255
Deferred license fee income	113	37
Deferred revenue	8,227	6,713
Total current liabilities	22,192	22,070

Long-term debt and other liabilities	971	1,476
Total liabilities	23,163	23,546

Shareholders’ equity:
Preferred stock ($0.01 par value); 200,000 shares authorized at July 31, 2005 and October 31, 2004: Series B Convertible Preferred Stock; 105,875 shares issued and outstanding at July 31, 2005 and -0- at October 31, 2004	1	—
Common stock ($.0001 par value); 150,000,000 shares authorized and 48,294,216 and 48,132,694 shares issued and outstanding at July 31, 2005 and October 31, 2004, respectively	5	5
Preferred shares of subsidiary	10,441	10,259
Additional paid-in capital	520,430	424,621
Accumulated deficit	(272,410)	(221,921)
Total shareholders’ equity	258,467	212,964

Total liabilities and shareholders’ equity	$281,630	$236,510

FuelCell Energy Reports Third Quarter 2005 Results and Accomplishments	Page 10

	Nine Months Ended July 31,
	2005	2004

Net loss to common shareholders as reported	$(54,748)	$(66,361)

Purchased in-process research and development	—	12,200

Adjusted net loss to common shareholders	$(54,748)	$(54,161)

Basic and diluted loss per share, as reported	$(1.14)	$(1.39)

Purchased in-process research and development	—	0.26

Adjusted basic and diluted loss per share	$(1.14)	$(1.13)
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Notes

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There are no adjustments to net loss to common shareholders for the three months ended July 31, 2005 and 2004, respectively. On November 3, 2003, FuelCell Energy completed the acquisition of Global Thermoelectric Inc. (Global) and combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore FuelCell Energy’s financial data prior to the acquisition have not been restated to include Global’s financial data. Global’s financial results have been reported in FuelCell Energy’s financial reporting beginning on November 3, 2003. Global was subsequently sold and has been reported as discontinued operations.

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“Adjusted Net Loss to common shareholders” and “Adjusted Basic and Diluted Loss Per Share” are defined as reported net loss to common shareholders and reported basic and diluted loss per share excluding the impact of the purchased in-process research and development charge taken in conjunction with the acquisition of Global. These are not GAAP financial measures.

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As required by Financial Accounting Standards Board Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method (“FIN 4”)”, the portion of the purchase price allocated to in-process research and development (related to Global’s research of Solid Oxide Fuel Cells) of $12.2 million was expensed in the three-month period ended January 31, 2004. Purchased in-process research and development is excluded from Adjusted net loss to common shareholders as this is a one-time charge to the purchase accounting of our acquisition of Global.

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The Company has used non-GAAP pro forma financial measures in analyzing financial results because they provide meaningful information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency.

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These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.